UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 4, 2014

GLOBALWISE INVESTMENTS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-31671	87-0613716
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

2190 Dividend Drive
Columbus, Ohio		43228
(Address of principal executive offices)		(Zip Code)

(614) 388-8909

(Registrant's telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 4, 2014, GlobalWise Investments, Inc., a Nevada corporation (the “Company”), issued two convertible promissory notes in a maximum aggregate principal amount of $350,000 (the “Convertible Notes”) to two accredited investors who are associated with each other  (the “Convertible Note Investors”). The Company received a portion of the proceeds from the issuance of the Convertible Notes in the amount of $110,000. The Convertible Notes mature on September 30, 2014 (the “Maturity Date”) and bear interest at an annual rate of interest of 10 percent until maturity. Each Note Investor has a right, in their sole discretion, to convert the Convertible Note into shares of Common Stock, par value $0.001 per share, of the Company (“Shares”) under certain circumstances at a conversion rate of $0.08 per Share. If either Convertible Note has not been fully repaid by the Company by the Maturity Date or converted into Shares at the election of the Convertible Note Investors prior to the Maturity Date, then such Convertible Note will accrue interest at the annual rate of 15% from the Maturity Date until the date the Convertible Note is repaid in full. Under the terms of the Convertible Notes, the Company agreed to seek shareholder approval to increase the number of authorized Shares of the Company by at least 20,000,000 Shares on or before September 30, 2014. The Company intends to use the proceeds of the Convertible Notes for working capital and general corporate purposes. The form of the Convertible Notes is filed as Exhibit 10.1 to this Report, and the summary description of the terms of the Convertible Notes contained herein is qualified in its entirety by reference to Exhibit 10.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 4, 2014, the Company issued the Convertible Notes, in an aggregate principal amount of $350,000, as described in Item 1.01 of this Report, which description is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Name of Exhibit

10.1	Form of Convertible Promissory Note issued on February 4, 2014 by GlobalWise Investments, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 4, 2014

GLOBALWISE INVESTMENTS, INC. (Registrant)

By:	/s/ Matthew L. Chretien
Name:	Matthew L. Chretien
Title:	President and Chief Executive Officer